EXHIBIT 99.1

InfoSpace Announces Resignation of Director

BELLEVUE, Wash. (October 4, 2006) – InfoSpace, Inc. (NASDAQ: INSP) announced today that Rufus W. Lumry, III has resigned as a director of InfoSpace, effective October 3, 2006. Mr. Lumry, who has served on the board since December 1998, is leaving for personal reasons.

“On behalf of the Board of Directors, we all express our deep appreciation for the dedicated service provided to the Company by Mr. Lumry,” said Jim Voelker, chairman and chief executive officer of InfoSpace Inc. “He has been a valuable member of the Board for many years and his support and counsel will be missed.”

About InfoSpace, Inc.

InfoSpace, Inc. is a provider and publisher of mobile content, products and services assisting consumers with finding information, personalization and entertainment on the mobile phone. The Company also uses its technology, including metasearch, to power its branded Web sites and provide private-label online search and directory services to its distribution partners.

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Source: InfoSpace, Inc.

Contacts:

Stacy Ybarra, InfoSpace

425.709.8127

stacy.ybarra@infospace.com